News Release

FOR IMMEDIATE RELEASE

Berry Global Group, Inc. Reports Third Quarter Fiscal 2018 Results;
 Confirms 2018 Fiscal Year Adjusted Free Cash Flow Guidance;
Announces Share Repurchase Program

EVANSVILLE, Ind. – August 3, 2018 – Berry Global Group, Inc. (NYSE:BERY) today reported results for its third fiscal 2018 quarter, referred to in the following as the June 2018 quarter.

Highlights (all comparisons made to the June 2017 Quarter)
●	Net income per diluted share up 3 percent to $0.81.
●	Adjusted net income per diluted share up 7 percent to $0.96.
●	Net sales increased 9 percent to $2.1 billion.
●	Operating income increased by 2 percent to $216 million.
●	Operating EBITDA was $374 million, an increase of 3 percent.
●	Announced authorization of new $500 million share repurchase program
●
Reaffirmed adjusted free cash flow guidance of $630 million for fiscal year 2018; including cash flow from operations of $987 million partially offset by net capital expenditures of $320 million and tax receivable payment of $37 million.

Commenting on the quarter, Tom Salmon, Chairman and Chief Executive Officer of Berry stated, "During the quarter we reported record net sales of $2.1 billion, growth of 9 percent compared to the prior year quarter.  Additionally, we had quarterly records for operating EBITDA and adjusted earnings per share of $374 million and $0.96, respectively."

"Specifically by segment, Consumer Packaging reported strong net sales and organic volume growth of 7 percent and 4 percent, respectively in the quarter, which was led by our foodservice products driven by stronger demand at quick service restaurants and convenience stores.  Within our Health, Hygiene & Specialties division we recorded strong revenue growth of 20 percent as well as an 11 percent improvement in Operating EBITDA, including the impact of the recently completed acquisition of Clopay.  Inside our Engineered Materials division, we recorded modest positive organic volume growth in our legacy business led by our tape and flexible packaging products."

Mr. Salmon continued, "Berry's financial performance and balance sheet have strengthened considerably over the past several years.  We are now in a position to return cash to shareholders while still maintaining financial flexibility to execute our strategic plan, further strengthen our balance sheet, and invest for future growth.  I am happy to announce that Berry's Board of Directors have approved a $500 million share repurchase program."

June 2018 Quarter Results

Consolidated Overview
	June Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$2,072	$1,906	$166	9%
Operating income	216	212	4	2%

The net sales increase of $166 million from the prior year quarter was primarily attributed to acquisition net sales of $125 million, selling price increases of $37 million due to the pass through of higher resin prices, a $14 million favorable impact from foreign currency changes along with 1 percent base volume improvement, partially offset by a core sales decline of $19 million in legacy AEP locations as a result of business rationalizations.

The operating income increase of $4 million from the prior year quarter was primarily attributed to a $12 million decrease in selling, general, and administrative expense due to synergies and cost reductions, acquisition operating income of $9 million, a $4 million decrease in depreciation and amortization expense, a $2 million impact from the base volume improvement, and a $3 million favorable impact from foreign currency changes, partially offset by a $20 million negative impact from under recovery of higher cost of goods sold, and a $7 million earnings decline from legacy AEP locations.

The performance of the Company's divisions compared with the prior fiscal year quarter is as follows:

Engineered Materials
	June Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$687	$686	$1	-%
Operating income	94	99	(5)	(5)%

Engineered Materials' net sales increase from the prior year quarter was primarily attributed to selling price increases of $8 million due to the pass through of higher resin prices, acquisition net sales of $7 million, a $2 million favorable impact from foreign currency changes, and a slight base volume improvement partially offset by a core sales decline of $19 million in legacy AEP locations as a result of business rationalizations.

The operating income decrease from the prior year quarter was primarily attributed to a $7 million earnings decline from legacy AEP locations and a $5 million increase in business integration expense, partially offset by a $4 million decrease in depreciation and amortization, and a $3 million decrease in selling, general, and administrative expense.

Health, Hygiene, and Specialties
	June Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$726	$606	$120	20%
Operating income	62	53	9	17%

Health, Hygiene, and Specialties' net sales increased $120 million from the prior year quarter primarily attributed to acquisition net sales of $118 million, selling price increases of $9 million due to the pass through of higher resin prices, and a $12 million favorable impact from foreign currency changes, partially offset by a 3 percent base volume decline.

The operating income increase of $9 million from the prior year quarter was primarily attributed to acquisition operating income of $8 million, a $5 million decrease in selling, general, and administrative expenses, a $5 million decrease in business integration expenses, a $3 million favorable impact from foreign currency changes, and a $2 million decrease in depreciation and amortization, partially offset by a $11 million negative impact from under recovery of higher cost of goods sold, and a $3 million negative impact from the volume decline.
Consumer Packaging
	June Quarter
(in millions of dollars)	Current	Prior	$ Change	% Change
Net sales	$659	$614	$45	7%
Operating income	60	60	-	-%

Consumer Packaging's net sales increased by $45 million from the prior year quarter, primarily attributed to a 4 percent base volume improvement along with selling price increases of $20 million due to the pass through of higher resin prices.

Operating income was flat compared to the prior year quarter and was positively impacted by a $4 million improvement in base volumes along with a $4 million decrease in selling, general and administrative expense offset by an $7 million negative impact from under recovery of higher cost of goods sold.

Cash Flow and Capital Structure
Our cash flow from operating activities was $271 million and $952 million for the quarter and last four quarters ended June 2018, respectively.  The Company's adjusted free cash flow for the quarter and last four quarters ended June 2018 was $185 million and $530 million, respectively.  Our total debt less cash and cash equivalents at the end of the June 2018 quarter was $5,580 million.  Adjusted EBITDA for the four quarters ended June 30, 2018 was $1,449 million.

$500 Million Share Repurchase Program
Today the Company announced that its Board has unanimously approved a new $500 million share repurchase program.  The new share repurchase authorization allows for the repurchase of shares, from time to time, through open market purchases, privately negotiated transactions, Rule 10b5-1 plans, and any other purchase techniques deemed appropriate in accordance with applicable securities laws.  The timing of purchases will depend on market conditions.  The share repurchase program has no expiration date.

Outlook
Today we are reaffirming our fiscal year 2018 adjusted free cash flow guidance of $630 million.  This includes cash flow from operations of $987 million partially offset by net capital expenditures of $320 million and the $37 million tax receivable payment that was made in the Company's first fiscal quarter.  This guidance includes a reduction to capital spending of $20 million along with a total $30 million of lower cash taxes and other cash costs.  The earnings reduction is being driven by ongoing cost inflation versus the timing lag of passing along these cost increases.  We are extremely proud of our history and predictability and have a proven track record of generating growth in annual free cash flow through various economic cycles and market conditions.

Investor Conference Call
The Company will host a conference call today, August 3, 2018, at 10 a.m. Eastern Time to discuss its third quarter fiscal 2018 results.  The telephone number to access the conference call is (800) 305-1078 (domestic), or (703) 639-1173 (international), conference ID 2239647.  We expect the call to last approximately one hour.  Interested parties are invited to listen to a live webcast and view the accompanying slides by visiting the Company's Investor page at www.berryglobal.com.  A replay of the conference call can also be accessed on the Investor page of the website beginning August 3, 2018, at 1 p.m. Eastern Time, to August 24, 2018, by calling (855) 859-2056 (domestic), or (404) 537-3406 (international), access code 2239647.

About Berry
Berry Global Group, Inc. (NYSE:BERY), headquartered in Evansville, Indiana, is committed to its mission of 'Always Advancing to Protect What's Important,' and proudly partners with its customers to provide them with value-added protective solutions.  The Company is a leading global supplier of a broad range of innovative non-woven, flexible, and rigid products used every day within consumer and industrial end markets.  Berry, a Fortune 500 company, generated $7.1 billion of sales in fiscal 2017.  For additional information, visit Berry's website at www.berryglobal.com.

Non-GAAP Financial Measures
This press release includes non-GAAP financial measures such as operating EBITDA, adjusted EBITDA, adjusted net income, and adjusted free cash flow. A reconciliation of these non-GAAP financial measures to comparable measures determined in accordance with accounting principles generally accepted in the United States of America (GAAP) is set forth at the end of this press release.

Forward Looking Statements
Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered "forward looking" and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "should," "would," "could," "seeks," "approximately," "intends," "plans," "estimates," "anticipates," "outlook," or "looking forward," or similar expressions that relate to our strategy, plans, or intentions.  All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, and financial results or to our expectations regarding future industry trends are forward-looking statements.  In addition, we, through our senior management team, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments.  These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as cautionary statements, are disclosed under "Risk Factors" and elsewhere in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission, including, without limitation, in conjunction with the forward-looking statements included in this release.  All forward-looking information and subsequent written and oral forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.  Some of the factors that we believe could affect our results include:  (1) risks associated with our substantial indebtedness and debt service; (2) changes in prices and availability of resin and other raw materials and our ability to pass on changes in raw material prices on a timely basis; (3) the impact of potential changes in interest rates: (4) performance of our business and future operating results; (5) risks related to our acquisition strategy and integration of acquired businesses; (6) reliance on unpatented know-how and trade secrets; (7) increases in the cost of compliance with laws and regulations, including environmental, safety, and production and product laws and regulations; (8) risks related to disruptions in the overall economy and the financial markets may adversely impact our business; (9) catastrophic loss of one of our key manufacturing facilities, natural disasters, and other unplanned business interruptions; (10) risks of competition, including foreign competition, in our existing and future markets;(11) general business and economic conditions, particularly an economic downturn; (12) potential failure to realize the intended benefits from recent acquisitions including, without limitation, the inability to realize the anticipated cost synergies in the anticipated amounts or within the contemplated timeframes or cost expectations, the inability to realize the anticipated revenues, expenses, earnings and other financial results, and growth and expansion of the company's operations, and the anticipated tax treatment; (13) risks related to international business, including foreign currency exchange rate risk and the risks of compliance with applicable export controls, sanctions, anti-corruption laws and regulations, (14) the ability of our insurance to fully cover potential exposures and (15) the other factors discussed in the under the heading "Risk Factors" in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission.  We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you.  Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Berry Global Group, Inc.
Consolidated Statements of Income
(Unaudited)
(in millions of dollars, except per share data amounts)

	Quarterly Period Ended		Three Quarterly Periods Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017

Net sales	$2,072	$1,906	$5,815	$5,214
Costs and expenses:
Cost of goods sold	1,690	1,518	4,733	4,177
Selling, general and administrative	119	128	366	373
Amortization of intangibles	40	40	116	113
Restructuring and impairment charges	7	8	33	18
Operating income	216	212	567	533

Other expense (income), net	3	(1)	17	18
Interest expense, net	67	68	195	203
Income before income taxes	146	145	355	312
Income tax expense (benefit)	36	38	(8)	82
Net income	$110	$107	$363	$230

Net income per share:
Basic	$0.84	$0.82	$2.76	$1.82
Diluted	0.81	0.79	2.67	1.75

Outstanding weighted-average shares: (in millions)
Basic	131.7	129.9	131.3	126.6
Diluted	135.4	135.2	135.8	131.4

Consolidated Statements of Comprehensive Income
(Unaudited)
 (in millions of dollars)

	Quarterly Period Ended		Three Quarterly Periods Ended
	June 30, 2018	July 1, 2017	June 30, 2018	July 1, 2017
Net income	$110	$107	$363	$230
Currency translation	(92)	24	(109)	4
Pension and other postretirement benefits	—	—	(1)	13
Interest rate hedges	6	(1)	47	23
Provision for income taxes	(2)	—	(13)	(8)
Other comprehensive income, net of tax	(88)	23	(76)	32
Comprehensive income	$22	$130	$287	$262

Berry Global Group, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
 (in millions of dollars)

	June 30, 2018	September 30, 2017
Assets:
Cash and cash equivalents	$365	$306
Accounts receivable, net	932	847
Inventories	955	762
Other current assets	85	89
Property, plant, and equipment, net	2,507	2,366
Goodwill, intangible assets, and other long-term assets	4,198	4,106
Total assets	$9,042	$8,476

Liabilities and stockholders' equity:
Current liabilities, excluding debt	$1,127	$1,101
Current and long-term debt	5,945	5,641
Other long-term liabilities	631	719
Stockholders' equity	1,339	1,015
Total liabilities and stockholders' equity	$9,042	$8,476

Current and Long-Term Debt

	June 30, 2018	September 30, 2017
(in millions of dollars)

Revolving line of credit	$—	$—
Term loans	3,753	3,957
5½% Second priority notes	500	500
6 % Second priority notes	400	400
5⅛ % Second priority notes	700	700
4½ % Second priority notes	500	—
Debt discounts and deferred fees	(46)	(48)
Capital leases and other	138	132
Total debt	$5,945	$5,641

Berry Global Group, Inc.
   Condensed Consolidated Statements of Cash Flows
(Unaudited)
 (in millions of dollars)

	Three Quarterly Periods Ended
	June 30, 2018	July 1, 2017
Cash flows from operating activities:
Net income	$363	$230
Depreciation	281	270
Amortization of intangibles	116	113
Other non-cash items	—	87
Working capital	(204)	(120)
Net cash from operating activities	556	580

Cash flows from investing activities:
Additions to property, plant, and equipment	(270)	(201)
Proceeds from sale of assets	3	4
Other investing activities, net	—	(1)
Acquisitions of businesses, net of cash acquired	(474)	(515)
Net cash from investing activities	(741)	(713)

Cash flows from financing activities:
Proceeds from long-term borrowings	497	545
Repayments on long-term borrowings	(224)	(427)
Proceeds from issuance of common stock	17	26
Debt financing costs	(1)	(4)
Payment of tax receivable agreement	(37)	(60)
Net cash from financing activities	252	80
Effect of exchange rate changes on cash	(8)	5
Net change in cash	(59)	(48)
Cash and cash equivalents at beginning of period	306	323
Cash and cash equivalents at end of period	$365	$275

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Quarterly Period Ended June 30, 2018

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$659	$726	$687	$2,072

Operating income	$60	$62	$94	$216
Depreciation and amortization	59	51	26	136
Restructuring and impairment charges	1	4	2	7
Other non-cash charges (1)	2	2	3	7
Business optimization costs (2)	—	4	4	8
Operating EBITDA	$122	$123	$129	$374

	Quarterly Period Ended July 1, 2017

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$614	$606	$686	$1,906

Operating income	$60	$53	$99	$212
Depreciation and amortization	56	46	30	132
Restructuring and impairment charges	2	4	2	8
Other non-cash charges (1)	3	3	1	7
Business optimization costs (2)	—	5	—	5
Operating EBITDA	$121	$111	$132	$364

(1)
Other non-cash charges in the June 2018 quarter primarily includes $6 million of stock compensation expense and other non-cash charges.  Other non-cash charges in the June 2017 quarter primarily includes $5 million of stock compensation expense.

(2)	Includes integration expenses and other business optimization costs.

Berry Global Group, Inc.
Condensed Consolidated Financial Statements
Segment Information
(Unaudited)
(in millions of dollars)

	Three Quarterly Periods Ended June 30, 2018

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,816	$2,009	$1,990	$5,815

Operating income	$151	$140	$276	$567
Depreciation and amortization	169	146	82	397
Restructuring and impairment charges	3	26	4	33
Other non-cash charges (1)	7	11	9	27
Business optimization costs (2)	—	6	4	10
Operating EBITDA	$330	$329	$375	$1,034

	Three Quarterly Periods Ended July 1, 2017

	Consumer Packaging	Health, Hygiene & Specialties	Engineered Materials	Total
Net sales	$1,752	$1,773	$1,689	$5,214

Operating income	$150	$164	$219	$533
Depreciation and amortization	174	136	73	383
Restructuring and impairment charges	6	8	4	18
Other non-cash charges (1)	8	10	10	28
Business optimization costs (2)	—	10	5	15
Operating EBITDA	$338	$328	$311	$977

(1)
Other non-cash charges for the three quarterly periods ended June 2018 includes $20 million of stock compensation expense, a $3 million inventory step up charge related to the Clopay acquisition and other non-cash charges.  Other non-cash charges for the three quarterly periods ended June 2017 primarily includes $16 million of stock compensation expense, a $5 million inventory step-up charge related to the AEP acquisition along with other non-cash charges.

(2)	Includes integration expenses and other business optimization costs.

Berry Global Group, Inc.
Reconciliation Schedules
(Unaudited)
(in millions of dollars, except per share data)

	Quarterly Period Ended		Four Quarters Ended
	June 30, 2018	July 1, 2017	June 30, 2018

Net income	$110	$107	$474
Add: other expense (income), net	3	(1)	12
Add: interest expense, net	67	68	261
Add: income tax (benefit) expense	36	38	19
Operating income	$216	$212	$766

Add: non-cash amortization from 2006 private sale	7	8	29
Add: restructuring and impairment	7	8	39
Add: other non-cash charges (1)	7	7	33
Add: business optimization and other expenses (2)	8	5	11
Adjusted operating income (9)	$245	$240	$878

Add: depreciation	96	92	378
Add: amortization of intangibles (3)	33	32	128
Operating EBITDA (9)	$374	$364	$1,384

Add: acquisitions (4)			32
Add: unrealized cost savings (5)			33
Adjusted EBITDA (9)			$1,449

Cash flow from operating activities	$271	$247	$951
Net additions to property, plant, and equipment	(86)	(66)	(333)
Payment of tax receivable agreement	—	—	(88)
Adjusted free cash flow (9)	$185	$181	$530

Net income per diluted share	$0.81	$0.79
Other expense (income), net	0.02	(0.01)
Non-cash amortization from 2006 private sale	0.05	0.06
Restructuring and impairment	0.05	0.06
Other non-cash charges (6)	0.01	0.01
Business optimization costs (2)	0.06	0.04
Income tax impact on items above (7)	(0.04)	(0.05)
Adjusted net income per diluted share (9)	$0.96	$0.90

Estimated Fiscal 2018
Cash flow from operating activities	$987
Additions to property, plant, and equipment	(320)
Tax receivable agreement payment (8)	(37)
Adjusted free cash flow (9)	$630

(1)
Other non-cash charges in the June 2018 quarter includes $6 million of stock compensation expense and other non-cash charges.  Other non-cash charges in the June 2017 quarter primarily includes $5 million of stock compensation expense along with other non-cash charges. For the four quarters ended June 2018 other non-cash charges primarily includes $23 million of stock compensation expense, a $3 million inventory step up charge related to the Clopay acquisition and other non-cash charges.

(2)	Includes integration expenses and other business optimization costs.
(3)	Amortization excludes non-cash amortization from the 2006 private sale of $7 million and $8 million for the June 2018 and June 2017 quarters, respectively.
(4)	Represents Operating EBITDA for the Clopay acquisition for the period of July 1, 2017 - February 6, 2018.
(5)	Primarily represents unrealized cost savings related to acquisitions.
(6)	Other non-cash charges excludes $6 million and $5 million of stock compensation expense for the quarters ended June 30, 2018 and July 1, 2017, respectively.
(7)
Income tax effects on adjusted net income is calculated using 25 percent for the June 2018 quarter and 32 percent for the June 2017 quarter.  The rates used for each represents the Company's expected effective tax rate for each respective period.

(8)	Includes $37 million tax receivable agreement payment made in the December 2017 quarter.
(9)
Supplemental financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States ("GAAP").  These non-GAAP financial measures should not be considered as alternatives to operating or net income or cash flows from operating activities, in each case determined in accordance with GAAP.  These non-GAAP financial measures may be calculated differently by other companies, including other companies in our industry, limiting their usefulness as comparative measures.

We define "adjusted free cash flow" as cash flow from operating activities less additions to property, plant, and equipment and payments under the tax receivable agreement.  We believe adjusted free cash flow is useful to an investor in evaluating our liquidity because adjusted free cash flow and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company's liquidity.  We also believe adjusted cash flow is useful to an investor in evaluating our liquidity as it can assist in assessing a company's ability to fund its growth through its generation of cash.

Adjusted EBITDA is used by our lenders for debt covenant compliance purposes.  We also use Adjusted EBITDA and Operating EBITDA among other measures to evaluate management performance and in determining performance-based compensation.  Adjusted EBITDA and Operating EBITDA and similar measures are widely used by investors, securities analysts, and other interested parties in our industry to measure a company's performance.  We also believe EBITDA and adjusted net income are useful to an investor in evaluating our performance without regard to revenue and expense recognition, which can vary depending upon accounting methods.

Company Contact:
Dustin Stilwell
1+812.306.2964
ir@berryglobal.com

###